Exhibit 99

                              NEWS RELEASE

         UCI MEDICAL AFFILIATES, INC. ANNOUNCES THE ACQUISITION
           OF ATLANTA BASED MAINSTREET HEALTHCARE CORPORATION

      A. Wayne Johnson, Chairman and CEO of MainStreet Healthcare
       Corporation to be appointed to the UCI Board of Directors

         Company Reports First Quarter Fiscal Year 1998 Results

Columbia, SC - February 13, 1998 - UCI Medical Affiliates, inc. (NASDAQ:UCIA) announced today that it has executed an Acquisition Agreement in which UCI will acquire the assets of MainStreet Healthcare Corporation of Atlanta, Georgia for a combination of cash, UCI stock and debt assumption. The closing is expected to occur on or about March 31, 1998. MainStreet, with annualized revenues of approximately $7 million and with approximately 100 employees, owns and operates nine primary care medical offices in the Atlanta, Georgia area and two primary care medical offices in Knoxville, Tennessee.

With this acquisition, Columbia, S.C. based UCI will operate 51 freestanding, primary care focused, medical centers in South Carolina, Georgia and Tennessee. "This expansion into neighboring states fits perfectly into our core business plan of enhancing our influence as a primary care based physician group which negotiates with insurance payors for fair rates and which is committed to quality, affordable and accessible care for our patients," said M.F. McFarland, III, M.D., UCI's President and Chief Executive Officer.

A. Wayne Johnson, MainStreet's Chairman and Chief Executive Officer, will joint UCI's Board of Directors concurrent with the closing of the acquisition. Mr. Johnson brings to the UCI Board added expertise in the areas of investment banking and multi-state development. Prior to co- founding MainStreet, Mr. Johnson was President of one of the operating subsidiaries of First Data Corporation, was an Executive Vice President of Visa USA and was a partner in the consulting division of Deloitte & Touche LLP.

The Company also announced that revenue for the first quarter of the fiscal year ending September 30, 1998 increased by 25% to $8,078,000 from $6,488,000 for the first quarter of the fiscal year ended September 30, 1997. Revenue growth is attributed to both same center increases in patient visits and patient charges at established centers and to the expansion in the number of centers UCI operates.

Patient encounters increased to 115,000 in the first quarter of fiscal year 1998 from 96,000 in the first quarter of fiscal year 1997.

The Company reported a net loss of $877,000 or $.15 per share for the first quarter of fiscal year 1998, as compared to a profit of $30,000 or $.01 per share for the first quarter of fiscal year

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1997. "Recent losses are attributable in part to assimilation issues related to recent acquisitions, and in part to the Company continuing to invest heavily in the information systems and infrastructure necessary to support continued expansion by practice acquisitions (such as MainStreet), so that it can position itself to successfully operate in the rapidly changing primary care market place," said Jerry F. Wells, Jr., CPA, UCI's Executive Vice President of Finance and Chief Financial Officer.

The Company's December 31, 1997 balance sheet reflects an increase in total assets to $22,961,000, as compared to $16,549,000 at December 31, 1996, while stockholders' equity at December 31, 1997 increased to $9,441,000 from $7,852,000 at December 31, 1996.

UCI Medical Affiliates, Inc. Provides non-medical management and administrative services for freestanding medical centers which operate as Doctor's Care urgent care centers, Doctor's Surgical Group, Doctor's Orthopedic Group, the UCI Division of Family Medicine and Progressive Therapy Services.

This press release contains forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. The Company cautions readers of this press release that such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Although the company's management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, there can be no assurance that actual results will not differ materially from their expectations. Factors which could cause actual results to differ from expectations include, among other things, the difficulty in controlling the Company's cost of providing healthcare and administering its network of Centers; the possible negative effects from changes in reimbursement and capitation payment levels and payment practices by insurance companies, healthcare plans, government payors and other payment sources; the difficulty of attracting primary care physicians; the increasing competition for patients among healthcare providers; possible government regulations in multiple jurisdictions negatively impacting the existing organizational structure of the Company; the possible negative effects of prospective healthcare reform; the challenges and uncertainties in the implementation of the Company's expansion and development strategy; the dependence on key personnel, and other factors described in other reports filed by the Company with the Securities and Exchange Commission.

                                                       * * *

Contacts:   Jerry F. Wells, Jr., CPA              Fran Daniels
            Executive Vice President of Finance   Financial Sciences of America
            and Chief Financial Officer           (310) 278-4413
            UCI Medical Affiliates, Inc.
            (803) 252-3661



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